SCHEDULE A TO EXPENSE LIMITATION AGREEMENT

Fund	Expense Limit
Schwab Tax-Free Bond Fund	49 bps

Schwab California Tax-Free Bond Fund	49 bps

Schwab Tax-Free YieldPlus Fund	49 bps

Schwab California Tax-Free YieldPlus Fund	49 bps

Schwab YieldPlus Fund	43 bps

Schwab Short-Term Bond Market Fund	29 bps

Schwab Total Bond Market Fund	29 bps

Schwab GNMA Fund	55 bps

Schwab Inflation Protected Fund	29 bps

Schwab Premier Income Fund	63 bps

Schwab Global Real Estate Fund	105 bps

Schwab 1000 Index Fund	29 bps
Dated as of May 2, 2007
Amended as of July 1, 2009 and June 15, 2011